As filed with the Securities and Exchange Commission on February 9, 2018

Registration No. 333-213733

Registration No. 333-219269

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-213733)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-219269)

Under

THE SECURITIES ACT OF 1933

ADVANCED ACCELERATOR APPLICATIONS S.A.

(Exact name of registrant as specified in its charter)

France	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 rue Diesel
01630 Saint Genis Pouilly, France
Telephone: +33 (0)4 50 99 30 70

(Address of Principal Executive Offices)

Advanced Accelerator Applications S.A. 2016 Warrant Plan

Advanced Accelerator Applications S.A. 2015 Stock Option Plan

Advanced Accelerator Applications S.A. 2013 Free Share Plan

Advanced Accelerator Applications S.A. 2010 Free Share Plan

Advanced Accelerator Applications S.A. 2017 Warrant Plan

(Full Title of Plans)

Edward Sturchio

Global General Counsel

Advanced Accelerator Applications S.A.

The Empire State Building

350 Fifth Avenue, Suite 6902

New York, NY, 10118, USA

CCS Global Solutions, Inc.

530 Seventh Avenue, Suite 909,

New York, NY 10018

800-300-5067

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey P. Crandall

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France (the “Company”), is filing these Post-Effective Amendments to its Registration Statements on Form S-8 to remove from registration any and all unsold securities, issuable by the Company under the terms of the Advanced Accelerator Applications S.A. 2016 Warrant Plan, the Advanced Accelerator Applications S.A. 2015 Stock Option Plan, the Advanced Accelerator Applications S.A. 2013 Free Share Plan, the Advanced Accelerator Applications S.A. 2010 Free Share Plan and the Advanced Accelerator Applications S.A. 2017 Warrant Plan, previously registered by the Company pursuant to the following Registration Statements filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-213733), filed with the SEC on September 21, 2016; and

•	Registration Statement on Form S-8 (File No. 333-219269), filed with the SEC on July 13, 2017 (collectively, the “Registration Statements”).

On January 22, 2018, Novartis Groupe France S.A., a société anonyme organized under the laws of France and a direct and indirect wholly owned subsidiary of Novartis AG, a company organized under the laws of Switzerland, announced the successful completion of a tender offer to purchase all of the outstanding ordinary shares of the Company, nominal value €0.10 per share (each, a “Company Share,” and collectively, the “Company Shares”), including Company Shares represented by American Depositary Shares (each of which represents two Company Shares) (each, an “ADS,” and collectively, the “ADSs”) for U.S. $41.00 per Company Share and U.S. $82.00 per ADS, in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2017 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the “Ordinary Share Acceptance Form”) and American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, and together with the Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

As a result of the Offer, there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold or offered at the termination of the offering, the Company hereby removes from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, USA on this 9th day of February, 2018.

Advanced Accelerator Applications S.A.

By:	/s/ Edward A. Sturchio
	Name:	Edward A. Sturchio
	Title:	Global General Counsel

Advanced Accelerator Applications USA, Inc. (Authorized Representative in the United States)

By:	/s/ Edward A. Sturchio
	Name:	Edward A. Sturchio
	Title:	Global General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.